EXHIBIT 5.1

               [KANE, RUSSELL, COLEMAN & LOGAN, P.C. LETTERHEAD]




                               November 21, 1995


Intellicall, Inc.
2155 Chenault, Suite 410
Carrollton, Texas 75006-5023

Gentlemen:

     This letter is written in connection with the offering of up to 300,000 shares (the "Shares") of the Common Stock, par value $.01 per share, of Intellicall, Inc., a Delaware corporation (the "Company") pursuant to the 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") as set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company, under the Securities Act of 1933, as amended (the "Act"). We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

     In connection with delivering this opinion, we have reviewed the Company's Certificate of Incorporation, as amended, and the Amended and Restated Bylaws and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents deemed necessary by us as a basis for the opinions hereinafter expressed.

     Based upon the foregoing and subject to the limitations and qualifications set forth herein, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     2. All requisite corporate action on the part of the Company with respect to the authorization of the issuance of the Shares pursuant to the Stock Purchase Plan has been taken. Upon the issuance and delivery of such Shares in accordance with the Stock Purchase Plan and for the consideration fixed by the Stock Purchase Plan, such Shares will be validly issued, fully paid and nonassessable.

     The opinions set forth above are limited to the General Corporation Law of the State of Delaware, and no opinion is expressed herein as to matters governed by any other law.

Intellicall, Inc.
November 21, 1995
Page Two


     This opinion is rendered solely to the Company in connection with the foregoing matters. This opinion may not be relied upon by the Company for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                   Very truly yours,

                                   KANE, RUSSELL, COLEMAN & LOGAN, P.C.



                                   By: /S/ Patrick V. Stark
     11/21/95                          ---------------------------------
      Date                             Patrick V. Stark

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